Exhibit 4.1

THE ST. PAUL TRAVELERS COMPANIES, INC.

TRAVELERS PROPERTY CASUALTY CORP.

and THE BANK OF NEW YORK

as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of April 1, 2004

To

JUNIOR SUBORDINATED DEBT SECURITIES INDENTURE

     Dated as of March 27, 2002

As Supplemented and Amended by

FIRST SUPPLEMENTAL INDENTURE

Dated as of March 27, 2002

     THIS SECOND SUPPLEMENTAL INDENTURE, dated as of April 1, 2004 among The St. Paul Companies, Inc., a Minnesota corporation to be renamed The St. Paul Travelers Companies, Inc. upon consummation of the Merger referred to below (“St. Paul Travelers”), Travelers Property Casualty Corp., a Connecticut corporation (the “Company”), and The Bank of New York, as trustee (the “Trustee”).

W I T N E S S E T H:

     WHEREAS, the Company and the Trustee have executed and delivered an Indenture, dated as of March 27, 2002 (the “Original Indenture”), to provide for the issuance from time to time of unsecured, subordinated debentures, securities, notes or other evidences of indebtedness of the Company (the “Securities”);

     WHEREAS, the Company and the Trustee have executed and delivered a First Supplemental Indenture, dated March 27, 2002 (the “First Supplemental Indenture”, together with the Original Indenture, the “Indenture”), pursuant to which the Company has issued 4.5% Convertible Junior Subordinated Notes due 2032 (the “Notes”);

     WHEREAS, on the date hereof, pursuant to an Agreement and Plan of Merger, dated as of November 16, 2003, as amended, among the Company, St. Paul Travelers and Adams Acquisition Corp., a Connecticut corporation and a direct wholly owned subsidiary of St. Paul Travelers (“Merger Sub”), Merger Sub will merge with and into the Company (the “Merger”), whereupon the separate existence of Merger Sub will cease and the Company will continue as the surviving corporation and will be a wholly owned, direct subsidiary of St. Paul Travelers;

     WHEREAS, at the effective time of the Merger, each issued and outstanding share of Class A common stock, par value $.01 per share, of the Company (the “Class A Common Stock”) and Class B common stock, par value $.01 per share, of the Company (the “Class B Common Stock”) will be converted into the right to receive 0.4334 of a share of common stock, without designated par value, of St. Paul Travelers;

     WHEREAS, pursuant to Section 16.7 of the Indenture, after the consummation of the Merger the Notes will be convertible on the terms and subject to the conditions provided in the Indenture (as supplemented and amended by this Second Supplemental Indenture) into shares of common stock, without designated par value, of St. Paul Travelers at a rate of 0.4684 of a share of such common stock for each $25 principal amount of Notes and the Conversion Price under the Indenture will be $53.37 per share of such common stock, in each case subject to further adjustment as provided therein, and the Company has delivered an Officers’ Certificate to the Trustee to the foregoing effect;

     WHEREAS, Section 9.1(12) of the Indenture permits the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, without the consent of any holders of Securities, to enter into one or more supplemental indentures to provide for conversion rights of holders of Securities in certain events such as a merger of the Company;

     WHEREAS, St. Paul Travelers desires to assume, jointly and severally, with the Company, the due and punctual payment of the principal of, and premium, if any, and interest on, the Notes when due;

     WHEREAS, Section 9.1(10) of the Indenture permits the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, without the consent of any holders of Securities, to enter into one or more supplemental indentures for the purpose of making provisions with respect to matters arising under the Indenture, provided that such action does not adversely affect the interests of the holders of the Securities in any material respect; and

     WHEREAS, the Company has delivered to the Trustee, in accordance with Section 9.3 of the Indenture, an Opinion of Counsel, stating that this Second Supplemental Indenture is authorized or permitted by the Indenture;

     WHEREAS, St. Paul Travelers and the Company have requested that the Trustee execute and deliver this Second Supplemental Indenture pursuant to Section 9.1 of the Indenture, and all requirements necessary to make this Second Supplemental Indenture a valid instrument in accordance with its terms have been performed and the execution and delivery of this Second Supplemental Indenture have been duly authorized in all respects by each of St. Paul Travelers and the Company.

     NOW, THEREFORE, St. Paul Travelers, the Company and the Trustee covenant and agree as follows:

ARTICLE 1
AUTHORIZATION; DEFINITIONS

     Section 1.01. Second Supplemental Indenture. This Second Supplemental Indenture is supplemental to, and is entered into in accordance with Sections 9.1 and 16.7, of the Indenture, and except as modified, amended and supplemented by this Second Supplemental Indenture, the provisions of the Indenture are in all respects ratified and confirmed and shall remain in full force and effect.

     Section 1.02. Definitions. Except as expressly provided in Section 2.01 of this Second Supplemental Indenture below and unless the context shall otherwise require, all terms which are used but not defined in this Second Supplemental Indenture shall have the same meanings as such terms are given in the Indenture.

ARTICLE 2
AMENDMENTS TO THE INDENTURE

     Section 2.01. Amendments to the Indenture Generally. The Indenture is hereby amended as follows:

     (a) by replacing every reference to “Class A Common Stock” in the Indenture with the words “Common Stock”; and

     (b) by eliminating all references to “Class B Common Stock” in the Indenture.

     Section 2.02. Amendments To Section 1.1 of The Indenture. Section 1.01 of the Indenture is hereby amended as follows:

     (a) by replacing the definition of “Common Stock” with the following:

     “Common Stock” means common stock, without designated par value, of St. Paul Travelers.

     (b) by inserting the following definitions in the appropriate alphabetical order:

     “Second Supplemental Indenture” means the Second Supplemental Indenture, dated as of April 1, 2004, among St. Paul Travelers, the Company and the Trustee, to the Indenture.

     “St. Paul Travelers” means The St. Paul Travelers Companies, Inc. until a successor corporation shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “St. Paul Travelers” shall mean such successor corporation.

     (c) The terms “Board of Directors,” “Board Resolution,” “Company Request,” “Company Order,” “Officers’ Certificate,” “Opinion of Counsel,” “Outstanding,” “Paying Agent,” “Redemption Option Date,” “Senior Indebtedness” and “Vice President” are hereby amended by adding the words “or St. Paul Travelers (as applicable)” immediately after the words “the Company” in each place they appear in the definitions of such terms in the Indenture.

     Section 2.03. Amendments To Section 1.5 of The Indenture. (a) The title of Section 1.5 is hereby amended to read as follows: “Notices, Etc., to Trustee, Company and St. Paul Travelers.”

     (b) Subsection (1) of Section 1.5 of the Indenture is hereby amended by inserting the phrase “, by St. Paul Travelers” immediately after the word “Holder” in such subsection.

     (c) Subsection (2) of Section 1.5 of the Indenture is hereby amended by inserting the phrase “, by St. Paul Travelers” immediately after the first reference to “Trustee” in such subsection and by replacing the period at the end of such subsection with “, or”.

     (d) Section 1.5 of the Indenture is hereby further amended by inserting the following immediately after subsection (2) of Section 1.5:

“(3) St. Paul Travelers by the Trustee, by the Company or by any Holder shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first class postage prepaid, to St. Paul Travelers at the following address: 385 Washington Street, St. Paul, MN 55102, Attention: Corporate Secretary, or at any other address previously furnished in writing to the Trustee by St. Paul Travelers; provided, however, that such instrument will be considered properly given if submitted in an electronic format, i.e. by facsimile, E-mail or otherwise.”

     Section 2.04. Amendment To Section 6.3 of The Indenture. Section 6.3(j) of the Indenture is hereby amended by adding the words “or St. Paul Travelers, as the case may be,” immediately after the words “the Company” in such section.

     Section 2.05. Amendments To Section 7.4 of The Indenture. (a) The title of Section 7.4 of the Indenture is hereby amended to read as follows: “Reports by Company and St. Paul Travelers.”

     (b) Section 7.4 of the Indenture is hereby amended by adding the words “and St. Paul Travelers” immediately after the words “The Company” at the beginning of such section and replacing the first reference to the word “it” in subsection (1) of Section 7.4 with the words “either the Company or St. Paul Travelers”.

     Section 2.06. Amendments To Article IX of the Indenture. (a) The first paragraph of Section 9.1 of the Indenture is hereby amended by adding the words “St. Paul Travelers, when authorized by a Board Resolution,” immediately after the words “the Company, when authorized by a Board Resolution,”.

     (b) Section 9.1 of the Indenture is hereby further amended by adding the words “or St. Paul Travelers” immediately after the words “the Company” in each place they occur in Section 9.1 of the Indenture other than in the first paragraph of Section 9.1 of the Indenture.

     (c) The first paragraph of Section 9.2 of the Indenture is hereby amended by adding the words “, St. Paul Travelers,” immediately after the first reference to “the Company” in such paragraph.

     (d) The first paragraph of Section 9.2 of the Indenture is hereby further amended by adding the words “St. Paul Travelers, when authorized by a Board Resolution,” immediately after the word “Resolution,” in such paragraph.

     Section 2.07. Amendments To Article X of the Indenture. (a) Section 10.2 of the Indenture is hereby amended by adding the words “or St. Paul Travelers” immediately after the words “the Company” in each place they occur in Section 10.2.

     (b) Section 10.3 of the Indenture is hereby amended by: (i) adding the words “or St. Paul Travelers” immediately after the words “the Company” in each place such words appear in Section 10.3, except that the words “and St. Paul Travelers” shall be added immediately after the words “look only to the Company” in the fifth paragraph of Section 10.3 and (ii) substituting the words “one or the other” for the first occurrence of the word “it” in each of the first and second paragraphs of Section 10.3.

     Section 2.08. Amendment To Section 11.3 of the Indenture. Section 11.3 of the Indenture is hereby amended by adding “, St. Paul Travelers” immediately after “the Company” in the third sentence of the fourth paragraph of Section 11.3 of the Indenture.

     Section 2.09. Amendments To Article XVI of the Indenture. Article XVI of the Indenture is hereby amended as follows:

     (a) by inserting the words “or St. Paul Travelers” immediately after the following: (i) the first reference to “unless the Company” in Section 16.1; (ii) the first and second references to “the Company” in the paragraph immediately following subsection (c)(2) of Section 16.1; (iii) the first and second references to “the Company” in the first paragraph of Section 16.2; (iv) every reference to “the Company” in the second paragraph of Section 16.2; (v) the first, second and third references to “the Company” in the last paragraph of Section 16.2; (vi) the last reference to “the Company” in Section 16.4; (vii) the first reference to “the Company” in the fifth paragraph of subsection (d)(2) of Section 16.6; (viii) every reference to “the Company” in subsection (j) of Section 16.6; (ix) the last reference to “the Company” in subsection (m) of Section 16.6; (x) every reference to “the Company” in subsection (o) of Section 16.6; (xi) the first reference to “the Company” in the second paragraph of Section 16.7; (xii) the third and fourth references to “the Company” in Section 16.8; and (xiii) the first reference to “the Company” in the paragraph immediately following subsection (d) of Section 16.11;

     (b) by inserting the words “and St. Paul Travelers” immediately after the following: (i) the last reference to “the Company” in the last paragraph of Section 16.2; (ii) the first reference to “the Company” in Section 16.4; and (iii) the first and second references to “the Company” in Section 16.8;

     (c) by adding the words “and (iv) a cash dividend of $0.21 per share declared to holders of Common Stock, on March 19, 2004” immediately after the words “and (iii) a dividend of $395 million declared in March, 2002, payable to Citigroup in March 2007 in the form of a note” in subsection (e) of Section 16.6 and in subsection (f) of Section 16.6; and

     (d) by replacing every other reference in Article XVI of the Indenture to “the Company” with “St. Paul Travelers” and every reference in Article XVI of the Indenture to “the Company’s” with “St. Paul Travelers’”.

ARTICLE 3
ASSUMPTION AND SUBORDINATION

     Section 3.01. Assumption. (a) St. Paul Travelers hereby irrevocably and unconditionally assumes, jointly and severally with the Company, responsibility for the due and punctual payment of the principal of, and premium, if any, and interest on, the Notes when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company under the Indenture and the Notes. The parties acknowledge and agree that notwithstanding the foregoing, the Company shall remain fully liable for all of its obligations under the terms of the Notes and the Indenture, and no rights of the Trustee or any Holder of the Notes existing under the Notes or Indenture prior to the execution of the Second Supplemental Indenture shall be deemed to be amended, abridged, reduced or otherwise affected by the Second Supplemental Indenture.

     (b) Notwithstanding anything to the contrary in the Indenture, as supplemented and amended by this Second Supplemental Indenture, St. Paul Travelers does not assume responsibility for or guarantee the performance by the Company of any of the Company’s covenants, agreements or obligations of the Company under the Notes or the Indenture.

     (c) Payment by either the Company or St. Paul Travelers of the principal of, and premium, if any, and interest on, any Note shall discharge the obligation of both the Company and St. Paul Travelers to make such payment.

     (d) All obligations of St. Paul Travelers assumed by virtue of Section 3.01(a) above shall be irrevocably valid until, and no claim may be asserted under the Indenture against St. Paul Travelers after, the earliest to occur of: (i) the tenth business day following the maturity date of all of the Notes, either upon their respective stated maturities, redemption or otherwise; (ii) the date on which the Company ceases to be a wholly owned subsidiary of St. Paul Travelers, as set forth in an Officers’ Certificate of St. Paul Travelers delivered to the Trustee; and (iii) the date on which St. Paul Travelers ceases to be a reporting company under the Securities and Exchange Act of 1934, as amended, as set forth in an Officers’ Certificate of St. Paul Travelers delivered to the Trustee.

     Section 3.02. Subordination. The obligations of St. Paul Travelers under Section 3.01 of this Second Supplemental Indenture shall be subordinate and junior in right of payment to the Senior Indebtedness of St. Paul Travelers to the same extent and in the same manner that the Notes are subordinate and junior in right of payment to the Senior Indebtedness of the Company pursuant to Article XIV of the Indenture.

ARTICLE 4
MISCELLANEOUS

     Section 4.01. Confirmation of Indenture. The Indenture, as supplemented and amended by this Second Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture, this Second Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

     Section 4.02. Concerning The Trustee. The Trustee accepts the Indenture, as supplemented and amended by this Second Supplemental Indenture, and agrees to perform the same upon the terms and conditions set forth therein as so supplemented and amended. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or the due execution hereof by the Company or St. Paul Travelers or for or in respect of the recitals contained herein, all of which are made by the Company and St. Paul Travelers solely.

     Section 4.03. Governing Law. This Second Supplemental Indenture shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, and all rights and remedies shall be governed by such laws without regard for the principles of its conflicts of laws.

     Section 4.04. Separability. In case any provision of this Second Supplemental Indenture shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     Section 4.05. Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

     Section 4.06. Effectiveness. This Second Supplemental Indenture and the amendments to the Indenture provided for herein shall become effective upon and as of the effectiveness of the Merger.

     IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first above written.

THE ST. PAUL TRAVELERS COMPANIES, INC.

By:	/s/ John Treacy

	Name:	John Treacy
	Title:	Vice President - Corporate Controller

TRAVELERS PROPERTY CASUALTY CORP.

By:	/s/ Paul H. Eddy

	Name:	Paul H. Eddy
	Title:	Co-General Counsel and Assistant Secretary

THE BANK OF NEW YORK, AS TRUSTEE

By:	/s/ Geovanni Barris

	Name:	Geovanni Barris
	Title:	Vice President